Exhibit 4.2

Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023

Presented in Canadian dollars

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INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Almonty Industries Inc.

Opinion

We have audited the consolidated financial statements of Almonty Industries Inc. and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2024 and 2023, and the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including material accounting policy information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2024 and 2023, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

Basis for Opinion

We conducted our audits in accordance with Canadian generally accepted auditing standards (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audits of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audits of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those that, in our professional judgement, were of most significance in our audit of the consolidated financial statements. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

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Key audit matter description

Valuation of Mining Assets

(Refer to note 5 in the consolidated financial statements)

The Company has mining assets with a carrying value of $201,866,000 as of December 31, 2024. These represent 79% of the Company’s total assets on its consolidated statement of financial position at that date.

The tungsten market is volatile, and any price decrease could result in an impairment. The Company’s analysis of its ability to monetize these assets for the purposes of considering whether there are indicators of impairment involves complex estimates, significant uncertainty and subjectivity. The forecasts are forward-looking over the medium term, increasing the risk of inaccurate forecasting. The valuations of mining assets are sensitive to small changes in these assumptions.

We determined that the impairment assessment for mining assets is a key audit matter because this amount is material as well as the significant judgement required from management.

How our audit addressed the key audit matter

Our procedures included, amongst others:

●	We examined and challenged management’s assessment of whether indicators of possible impairment of the mining assets were present that would require impairment testing;

●	We assessed if any impairment indicators (internal and external) exist to mining assets, including the assessment of:

●	indicators of the decline in forecasted tungsten sales prices;

●	the assumptions used by management ensuring the assumptions are still valid and there are no adverse changes to market or economic factors impacting the carrying value of mining assets;

●	significant changes with an adverse effect on the Company’s cost structure during the year, or any that are expected to take place in the near future, in the extent to which, or manner in which, the mining assets are used or expected to be used;

●	changes in interest rates, foreign currency rates or market rates of return and their impact on the valuation models used; and

●	the Company’s market capitalization in relation to its net assets at the reporting date.

●	We reviewed the Company’s disclosures in this area in the consolidated financial statements for compliance with IFRS Accounting Standards.

Asset Retirement Obligation (“ARO”)

(Refer to note 9 in the consolidated financial statements)

As of December 31, 2024, the Company has an aggregate provision of $24,291,000 for ARO with respect to the Panasqueira, Los Santos and Woulfe mines.

The determination of this provision requires judgment in estimating the total cost, the estimate of when these costs will likely be incurred and the determination of an appropriate discount rate to calculate the present value of these costs.

Our procedures included, amongst others:

●	We reviewed management’s memoranda in support of the ARO amount;

●	We confirmed that the Company considered and updated the ARO provision in the consolidated financial statements;

●	We considered the timing of the Company’s proposed restoration activities for consistency with the Company’s legal and constructive obligations and the useful lives of the associated mining operations;

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This matter is a key audit matter because the amount is material and estimating the costs associated with ARO requires judgement and estimation for factors such as the timing of when ARO works will take place, the extent of ARO activities that will be required and the inflation and discount rates pertinent to the rehabilitation work.

Convertible Debentures

(Refer to note 8 in the consolidated financial statements)

As of December 31, 2024, the Company had $27,872,000 of convertible debentures. These convertible debentures are denominated in Euros and US dollars.

The accounting treatment for these convertible notes requires judgement in estimating the fair values of the liability and the derivative components.

This matter is a key audit matter because the amount is material and estimating the fair value of the debentures and the embedded derivates involves a valuation model that incorporates interest rates, Company share prices and volatility.

Going Concern

(Refer to note 1 in the consolidated financial statements)

As described in Note 1 to the consolidated financial statements, the Company had a working capital deficiency of $30,538,000 as at December 31, 2024. For the year ended December 31, 2024, the Company incurred a comprehensive loss of $32,465,000 and cash flows used in operating activities of $7,498,000. Further, as at December 31, 2024, the Company held long-term debt of $158,022,000 of which $21,894,000 is to mature within one year. The above factors increased the risk that the Company would be unable to continue as a going concern. The above described uncertainties related to going concern were mitigated by the subsequent events, which are described in Note 18 of the consolidated financial statements.

●	We assessed the mathematical accuracy of the calculations and the appropriateness of the inflation and discount rates used; and

●	We assessed whether the Company’s disclosures appropriately describe the significant degree of inherent imprecision in the estimates and the potential impact on financial reporting of future periods of revisions to these estimates.

Our procedures included, amongst others:

●	We obtained and reviewed the agreements and the Company’s assessment of the accounting treatment for the convertible debentures;

●	We assessed the mathematical accuracy of the calculations and the appropriateness of the assumptions used by management for interest rates, share prices and volatility;

●	We assessed the reasonableness of the Company’s accounting treatment for the convertible debentures and their related embedded derivates in accordance with IFRS 9; and

●	We assessed management’s accounting treatment and disclosure of the convertible debentures and related embedded derivatives in accordance with IFRS 9.

Our procedures included, amongst others:

●	Understanding the key controls over management’s and the board of directors’ review and approval of the management’s cash forecast and the consolidated financial statements, including assessments of the disclosure required with respect to the Company’s ability to continue as a going concern;

●	Evaluating the reasonability of management’s and the board of directors’ assumptions within their cash forecast for the ensuing year from the date of the issuance of the consolidated financial statements, and considering their consistency with: (i) external market and industry data for commodity prices and foreign exchange rates; and (ii) recent results of operations, including revenues, operating costs and capital expenditures incurred (iii) the impact of the Company’s existing financial arrangements and conditions. We corroborated the upcoming required payments regarding the Company’s long-term debt to executed amending agreements to extend the maturity dates beyond March, 2026; and

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The Company’s use of the going concern assumption is a key audit matter due to the high level of judgment required.	●	Evaluating the Company’s disclosures in the consolidated financial statements in this area for compliance with IFRS Accounting Standards.

Other Information

Management is responsible for the other information. The other information comprises the information included in the Management’s Discussion and Analysis (“MD&A”) but does not include the consolidated financial statements and our auditor’s report thereon.

Our opinion on the consolidated financial statements does not cover the MD&A and we do not express any form of assurance conclusion thereon.

In connection with our audits of the consolidated financial statements, our responsibility is to read MD&A identified above and, in doing so, consider whether MD&A is materially inconsistent with the consolidated financial statements, or our knowledge obtained in the audits, or otherwise appears to be misstated.

We obtained the MD&A prior to the date of this auditor’s report. If based on the work we have performed on this MD&A, we conclude that there is a material misstatement of this MD&A, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards as issued by the IASB, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

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Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or override of internal control.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosure is inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

●	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●	Plan and perform the group audits to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the Company as a basis for forming an opinion on the consolidated financial statements. We are responsible for the direction, supervision and review of the audit work performed for purposes of the group audits. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audits and significant audit findings, including any significant deficiencies in internal control that we identify during our audits.

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We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determined those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We described these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public benefits of such communication.

The engagement partner on the audits resulting in this independent auditor’s report is Ahmad Aslam, CPA, CA.

Toronto, Ontario	Chartered Professional Accountants
March 18, 2025	Licensed Public Accountants

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Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements for Almonty Industries Inc. (“Almonty”) (with its subsidiaries, the “Company”) were prepared by management in accordance with International Financial Reporting Standards (“IFRS”). Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances. The significant accounting policies of the Company are summarized in Note 3 to the consolidated financial statements.

Management has established processes, which are in place to provide them sufficient knowledge to support management representations that they have exercised reasonable diligence that (i) the consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the consolidated financial statements and (ii) the consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods then ended presented by the consolidated financial statements.

The Board of Directors is responsible for reviewing and approving the consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. The Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

“Lewis Black”	“Mark Gelmon”

Lewis Black	Mark Gelmon
Director, President & CEO	Chief Financial Officer

March 18, 2025

Toronto, Ontario

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Almonty Industries Inc.

Consolidated Statements of Financial Position

(in 000’s of Canadian dollars unless otherwise noted)

		December 31,	December 31,
	Note	2024	2023
Assets
Current Assets
Cash		7,830	22,019
Trade receivables		2,927	2,679
Taxes recoverable		573	661
Inventories	4	6,738	7,832
Prepaid expenses and other current assets		2,508	3,049
Total Current Assets		20,576	36,240
Mining assets	5	201,866	165,681
Tailings inventory	4	30,982	30,355
Deferred tax assets	11	2,364	2,551
Other assets		561	507
		235,773	199,094
Total Assets		256,349	235,334

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	7	29,146	31,469
Deferred revenue		74	1,062
Current portion of long-term debt	8	21,894	34,167
Total Current Liabilities		51,114	66,698
Warrant liabilities	8 & 10	5,154	958
Long-term debt	8	136,128	95,900
Restoration provision and other liabilities	9	24,866	23,256
Deferred tax liabilities	11	14	14
		166,162	120,128
Total Liabilities		217,276	186,826

Share holders’ Equity
Share capital	10	146,516	127,359
Subscriptions received	10	103	-
Equity portion of convertible debentures		1,241	1,241
Contributed surplus		16,072	12,302
Accumulated other comprehensive income		(4,638)	11,529
Deficit		(120,221)	(103,923)
Total Share holders’ Equity		39,073	48,508
Total Liabilities and Share holders’ Equity		256,349	235,334

Nature of operations (Note 1) | Commitments and contingent liabilities (Note 16) | Subsequent Events (Note 18)

The accompanying notes are an integral part of these consolidated financial statements.

Signed on behalf of the Board:

/s/ Lewis Black	/s/ Mark Trachuk
Lewis Black	Mark Trachuk
Director	Director

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Almonty Industries Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in 000’s of Canadian dollars except share and per share amounts)

		Year ended December 31,
	Note	2024	2023
Revenue		28,836	22,510
Cost of sales
Production costs		24,679	19,328
Care and maintenance costs		1,067	1,022
Depreciation and amortization		1,120	1,077
Income from mining operations		1,970	1,083

Expenses
General and administrative		6,153	5,816
Share-based compensation	10	2,734	1,141
Loss before other items and income taxes		(6,917)	(5,874)

Other (income) expenses
Interest expense		4,568	4,305
Financing fees		-	739
Loss (gain) on valuation of embedded derivative liabilities	8(c)	630	(432)
Loss (gain) on valuation of warrant liabilities	8 & 10	2,032	(1,227)
Foreign exchange loss (gain)		1,779	(489)
Loss before income taxes		(15,926)	(8,770)

Income tax expense
Current	11	133	67
Deferred	11	239	-
		372	67
Net loss for the year		(16,298)	(8,837)

Other comprehensive loss not through profit and loss
Net loss for the year		(16,298)	(8,837)
Items that may be reclassified subsequently to profit/loss
Foreign currency translation adjustment		(16,167)	8,138
Comprehensive loss for the year		(32,465)	(699)

Loss per common share - basic and diluted		$(0.06)	$(0.04)

Weighted average number of shares outstanding - basic and diluted		254,035,469	226,670,766

The accompanying notes are an integral part of these consolidated financial statements.

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Almonty Industries Inc.

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2024 and 2023

(in 000’s of Canadian dollars unless otherwise noted)

				Equity		Accumulated
				Portion of		Other
		Share	Subscriptions	Convertible	Contributed	Comprehensive		Total
	Note	Capital	Received	Debentures	Surplus	Income (Loss)	Deficit	Equity
Balance at December 31, 2022		119,383	-	1,241	10,821	3,391	(95,086)	39,750

Issuance of common shares and warrants for cash	10	5,388	347	-	-	5,735
Share issuance costs	10	(371)	-	-	-	-	-	(371)
Shares issued on exercise of warrants	10	42	-	-	(7)	-	-	35
Shares issued to settle convertible debt	10	2,917	-	-	-	-	-	2,917
Share-based compensation	10	-	-	-	1,141	-	-	1,141
Net loss and comprehensive loss for the year		-	-	-	-	8,138	(8,837)	(699)
Balance at December 31, 2023		127,359	-	1,241	12,302	11,529	(103,923)	48,508

Issuance of common shares and warrants for cash	10	8,609	-	-	1,036	-	-	9,645
Share issuance costs	10	(289)	-	-	-	-	-	(289)
Shares issued for settlement of debt	10	1,572	-	-	-	-	-	1,572
Shares issued for conversion of debt	10	9,265	-	-	-	-	-	9,265
Subscriptions received	10	-	103	-	-	-	-	103
Share-based compensation	10	-	-	-	2,734	-	-	2,734
Net loss and comprehensive loss for the year		-	-	-	-	(16,167)	(16,298)	(32,465)
Balance at December 31, 2024		146,516	103	1,241	16,072	(4,638)	(120,221)	39,073

The accompanying notes are an integral part of these consolidated financial statements.

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Almonty Industries Inc.

Consolidated Statements of Cash Flows

(in 000’s of Canadian dollars unless otherwise noted)

		Year ended December 31,
	Note	2024	2023
Operating activities
Net loss for the year		(16,298)	(8,837)
Add (deduct) non-cash items:
Share-based compensation	10	2,734	1,141
Depreciation and amortization		1,120	1,077
Interest expense		4,568	4,305
Financing fees		-	739
Income tax expense		133	67
Deferred income taxes		239	-
Loss (gain) on valuation of embedded derivative liabilities	8(c)	630	(432)
Loss (gain) on valuation of warrant liabilities		2,032	(1,227)
Unrealized foreign exchange loss (gain)		1,779	(489)
		(3,063)	(3,656)
Changes in non-cash working capital
Trade receivables		(248)	(467)
Taxes recoverable		88	(165)
Inventories		1,094	(2,047)
Prepaid expenses and other current assets		541	937
Accounts payable and accrued liabilities		(5,404)	(7,124)
Deferred revenues		(988)	430
Net change in non-cash working capital		(4,917)	(8,436)
Other assets		482	394
Cash flow used in operating activities		(7,498)	(11,698)

Investing activities
Additions to mining assets		(36,231)	(17,492)
Cash flow used in investing activities		(36,231)	(17,492)

Financing activities
Issuance of common shares	10	11,810	7,504
Share subscriptions received in advance		103	-
Share issuance costs paid	18	(289)	(371)
Issuance of long-term debt	8	43,643	42,508
Repayment of long-term debt		(23,608)	(3,735)
Interest paid		(2,288)	(2,535)
Cash flow provided by financing activities		29,371	43,371

Effect of foreign currency translation on cash		169	(604)

Net increase (decrease) in cash for the year		(14,189)	13,577
Cash at beginning of year		22,019	8,442
Cash at end of year (1)		7,830	22,019

(1)	Cash includes $2,170 (December 31, 2024 - $21,354) of restricted cash solely for use on the Sangdong Project.

Supplemental disclosure with respect to cash flows:
Non-cash investing and financing activites:
Additions to mining assets included in accounts payable	5,640	4,957
Revision in estimate in restoration provision	579	(16,230)
Shares issued to settle convertible debt	5,963	-

The accompanying notes are an integral part of these consolidated financial statements.

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Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

1.	Nature of operations

Almonty Industries Inc. (“Almonty”) (with its subsidiaries, the “Company”) is incorporated in Canada. The Company’s shares are listed on the Toronto Stock Exchange (“TSX”), trading under the symbol AII. The Company’s shares are also listed on the Australia Securities Exchange (“ASX”), under the symbol AII, and on the OTCQX Best Markets under the symbol ALMTF.

The head office of the Company is located at 100 King Street West, Suite 5700, Toronto, Ontario, M5X 1C7. The principal business of the Company is the mining, processing and shipping of tungsten concentrate from the Los Santos tungsten mine located near Salamanca, Spain (the “Los Santos Mine”) and the Panasqueira tin and tungsten mine in Covilha, Castelo Branco, Portugal (the “Panasqueira Mine”) as well as the development of the Sangdong tungsten project located in Gangwon Province, Republic of Korea, (the “Sangdong Project”) and the exploration and evaluation of the Valtreixal tin and tungsten project, located in the province of Zamora in Western Spain (the “Valtreixal Project”).

Although the Company has taken steps to verify the title to the properties on which it is conducting its exploration, development and mining activities, these procedures do not guarantee the Company’s title. Property title may be subject to government licensing requirements or regulations, unrestricted prior agreements, unregistered claims, aboriginal land claims and non-compliance with regulatory and environmental requirements. The Company’s mining and exploration activities are subject to laws and regulations relating to the environment, which are continually changing, and generally becoming more restrictive. The Company believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to remain in compliance.

These consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue operating for the foreseeable future and will be able to realize a return on its assets and discharge its liabilities and commitments in the ordinary course of its business.

Management assesses the Company’s ability to continue as a going concern at each reporting date, using quantitative and qualitative information available. As at December 31, 2024, the Company had a working capital deficiency of $30,538 (December 31, 2023 - $30,458). During the year ended December 31, 2024, the Company secured additional financings totaling $8,320. In addition, during July, 2022, the Company closed its US$75.1 million project financing with the KfW IPEX-Bank (“KfW”). During the year ended December 31, 2024, the Company received its seventh and eighth drawdowns totaling US$10,640 (previous years: US$55,780).

Additionally, during the year ended December 31, 2024, the Company negotiated the extension of the maturity date of various debt instruments totaling $29,072 (Notes 8(b), 8(i), 8(iii), 8(iv), 8(vii) and 8(ix)) to October 31, 2026. Also, in late fiscal 2023, the Company restructured certain long-term debt instruments totaling EUR 7,900 whereby four debt instruments were consolidated into one new debt instrument with the maturity date of the new loan extended to September 15, 2025 (Note 8(c)(xi).

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Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

During the year ended December 31, 2024, the Company issued 10,249,605 common shares of the Company in conjunction with the conversion of long-term debt totaling $9,225 and issued 2,583,316 common shares of the Company to settle certain accounts payable.

During April, 2024, the Company refinanced the Unicredit US$15,650 term loan with the KfW IPEX-Bank with a new maturity date of March 31, 2027 (Note 8(b)).

Finally, subsequent to December 31, 2024 (Note 18), the Company secured additional financings totaling $10,847.

The Company’s current forecast indicates that it will have sufficient cash flows from operations and from financings outlined above for at least the next year to continue as a going concern and settle obligations as they come due. The assessment of the Company’s ability to continue as a going concern, by its nature, relies on estimates of future cash flows and other future events, whose subsequent changes would materially impact the validity of such an assessment.

2.	Basis of Preparation

a)	Statement of compliance

These consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements have been prepared on a historical cost basis, except for fair- value through-profit-or-loss financial assets and liabilities and derivative financial instruments, which are measured at fair value.

These consolidated financial statements were authorized for issuance by the Company’s Board of Directors on March 18, 2025.

b)	Basis of preparation and principles of consolidation

Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Company obtains control, and continue to be consolidated until the date when such control ceases. The Company controls an investee if the Company has:

●	power over the investee;
●	exposure, or rights, to variable returns from its involvement with the investee; and
●	the ability to use its power over the investee to affect its returns.

When the Company has less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including but not limited to:

●	the contractual arrangement with the other vote holders of the investee;
●	rights arising from other contractual arrangements; and

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Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

●	the Company’s potential voting rights.

The Company re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Assets, liabilities, income and expenses of a subsidiary are included in the consolidated balance sheet and statement of operations and comprehensive income (loss) from the date that the Company gains control until the date that the Company ceases to control the subsidiary.

These consolidated financial statements include the accounts of the Company and its 100%-owned subsidiaries, Daytal Resources Spain S.L. (“Daytal”), Beralt Ventures Inc. (“BVI”), Beralt Tin and Wolfram (Portugal) SA (“BTW”), 7887523 Canada Inc. (“Almonty Sub”), Valtreixal Resources Spain (“VRS”), and Woulfe Mining Corp. (“Woulfe”) and its four wholly-owned subsidiaries (“Woulfe Subs”).

All intercompany balances, transactions, unrealized gains and losses resulting from intercompany transactions and dividends have been eliminated on consolidation.

c)	Economic dependence

Almonty’s wholly-owned subsidiaries, Daytal and BTW, participate in the global tungsten business. Currently, the majority of the output of Almonty’s operations is sold to two customers (2023 - two), one of which is a shareholder of the Company. There is no guarantee that Almonty would be able to find an alternative customer or customers on market terms to replace this revenue.

d)	Foreign currency translation

These financial statements are presented in Canadian dollars. The functional currency of Almonty is the Canadian dollar. Daytal, BVI, BTW and VRS’s functional currency is the Euro (“€”) and AKTC’s functional currency is the Korean Won (“KRW”).

Transactions denominated in a currency other than the functional currency of Almonty or its respective subsidiaries, including revenues of Daytal and BTW which are denominated in US$, are translated into their respective functional currencies using the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect at the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the historical exchange rate. Exchange gains and losses are recognized in profit or loss in the period in which they arise.

For the purpose of presenting these consolidated financial statements, the assets and liabilities of the foreign operations are translated into Canadian dollars using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Currency translation gains and losses arising from translation are recognized as a separate component of equity and as a foreign currency translation adjustment in other comprehensive income (loss).

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Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

e)	Critical judgments and estimates

The preparation of consolidated financial statements requires management to make judgments, estimates and form assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the financial statements and reported amount of revenues and expenses for the reporting period. Actual results may differ from those estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis.

Critical judgments

(i)	Functional currency

The functional currency of the Company and each of its subsidiaries is the currency of the primary economic environment in which the respective entities operate. Assessment of functional currency involves certain judgments to determine the primary economic environment and the Company reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

(ii)	Stage of exploration and development

Upon achieving technical feasibility and when commercial viability is demonstrated, capitalized exploration and evaluation assets are transferred to mineral properties and plant and equipment.

(iii)	Tailings inventory

The valuation of tailings inventory at the Los Santos Mine requires management to make judgements regarding the ability to reprocess the tailings inventory and the recoverability of the tungsten contained in the tailings inventory.

(iv)	Going concern

The preparation of these consolidated financial statements requires management to make judgments regarding its ability to continue as a going concern as discussed in Note 1.

Key sources of estimation uncertainty

(i)	Ore reserves and mineral resources estimates

Ore reserves are estimates of the amount of ore that can be economically and legally extracted from the Company’s mining properties. The Company estimates its ore reserves and mineral resources based on information compiled by appropriately qualified persons relating to the geological data on the size, depth and shape of the ore body, and requires complex geological judgments to interpret the data. The estimation of recoverable reserves is based upon factors such as estimates of foreign exchange rates, commodity prices, future capital requirements, and production costs along with geological assumptions and judgments made in estimating the size and grade of the ore body. Changes in the ore reserve or mineral resource estimates may impact upon the carrying value of exploration and evaluation assets, mineral property, plant and equipment, provision for rehabilitation, recognition of deferred tax assets, and depreciation and amortization charges.

16

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

(ii)	Mine rehabilitation and restoration provision

The Company assesses its mine rehabilitation provision annually. Significant estimates and assumptions are made in determining the provision for mine rehabilitation as there are numerous factors that may affect the ultimate liability payable. These factors include estimates of the extent and costs of rehabilitation activities, technological changes, regulatory changes, cost increases as compared to the inflation rates, and changes in discount rates. These uncertainties may result in future actual expenditures differing from the amounts currently provided.

The provision at the reporting date represents management’s best estimate of the present value of the future rehabilitation costs required. Changes to estimated future costs are recognized in the consolidated balance sheet by either increasing or decreasing the rehabilitation asset and liability. Significant assumptions related to mine rehabilitation and restoration provisions are disclosed in Note 9.

(iii)

Impairment of mineral property, plant and equipment and exploration and evaluation assets

The Company evaluates each asset or cash generating unit every year to determine whether there are any indications of impairment or impairment reversals. If any such indication exists, which is often judgmental, a formal estimate of the recoverable amount is performed and an impairment loss or recovery is recognized to the extent that the carrying amount exceeds the recoverable amount. The recoverable amount of an asset or cash generating group of assets is measured at the higher of fair value less costs to sell and value in use. The evaluation of asset carrying values for indications of impairment includes consideration of both external and internal sources of information, including such factors as market and economic conditions, production budgets and forecasts, and life-of-mine estimates.

When required, the determination of fair value and value in use requires management to make estimates and assumptions about expected production, sales volumes, commodity prices, mineral resources, operating costs, and future capital expenditures. The estimates and assumptions are subject to risk and uncertainty; hence, there is the possibility that changes in circumstances will alter these projections, which may impact the recoverable amount of the assets. In such circumstances, some or all of the carrying value of the assets may be further impaired or the impairment charge reduced with the impact recorded in profit or loss. Significant assumptions used in the Company’s impairment analysis are disclosed in Note 6.

(iv)	Inventory

The net recoverable value of ore stock piles, tungsten tri-oxide (“WO3”) in concentrate and tailings inventory is based on the quantity of recoverable metal in inventory which is an estimate based on the tonnes of ore or WO3 in concentrate, contained WO3 based on assay data, and the estimated recovery percentage based on the expected processing method. Changes in these estimates could affect the net realizable value of inventory and could result in an impairment of inventory. The net realizable value of long-term tailings inventory also requires estimates related to future sales prices.

17

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

(v)	Deferred stripping

The calculation of the life-of-mine stripping ratio requires the use of judgments and estimates such as estimates of tonnes of waste to be removed over the life of the mining area and economically recoverable reserves to be extracted as a result. Changes in a mine’s life and design may result in changes to the expected stripping ratio (waste to mineral reserves ratio) and amounts that are capitalized or included in production costs. Should the estimate of the stripping ratio change over time as a result of a change/optimization in the design of the open pits, then the Company will revise the deferral and amortization rates related to its deferred stripping expenditures. Such changes are accounted for prospectively.

(vi)	Valuation of right-of-use asset and lease liabilities

The application of IFRS 16 Leases requires the Company to make judgments that affect the valuation of the right-of-use assets and the valuation of lease liabilities. These include assessing lease agreements to determine the contract term and interest rate used for discounting of future cash flows.

The lease term determined by the Company is comprised of the non-cancellable period of lease agreements, periods covered by an option to extend the lease if the Company is reasonably certain to exercise that option and periods covered by an option to terminate the lease if the Company is reasonably certain not to exercise that option.

The present value of the lease payment is determined using a discount rate representing the rate of a commercial mortgage rate, observed in the period when the lease agreement commences or is modified.

(vii)	Income taxes

The determination of the Company’s tax expense for the period and deferred tax assets and liabilities involves significant estimation and judgment by management. In determining these amounts, management interprets tax legislation in a variety of jurisdictions and makes estimates of the expected timing of the reversal of deferred tax assets and liabilities. Management also makes estimates of future earnings, which affect the extent to which potential future tax benefits may be used.

f)	Pending Accounting Standards

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates have now been assessed by the Company and are not expected to have any impact on the Company’s consolidated financial statements. The Company has not early adopted these standards.

3.	Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, and short-term deposits with a maturity of three months or less at the date of acquisition that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. The Company currently does not have any cash equivalents.

18

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Inventories

Inventories are valued at the lower of cost and net realizable value. Net realizable value represents the estimated future sales price of the product based on prevailing metal prices at the reporting date, less estimated costs to complete production and bring the product to sale.

The cost of stores and fuel inventory is determined on a weighted average acquisition cost basis.

Cost of ore stockpiles is determined on a weighted average cost basis and includes the costs of mining the ore including the cost of stores and fuel inventory used in the mining process, direct labor, depreciation and amortization and an appropriate portion of variable and fixed overheads. Stockpiles are measured by estimating the number of tonnes added and removed from the stockpile, the amount of contained WO3 based on assay data, and the estimated recovery percentage based on the expected processing method. Stockpile tonnages are verified by periodic surveys.

WO3 in concentrate (“WO3 Concentrate”) and WO3 in circuit are physically measured or estimated. Cost of WO3 Concentrate and WO3 in circuit is determined on a weighted average production cost basis and comprises cost of stock-piled ore processed, processing costs including the cost of stores and fuel inventory used, direct labor, and an appropriate portion of fixed and variable overhead costs, including depreciation and amortization, incurred in converting ore into finished concentrate.

Tailings inventory represents stockpiles of low-grade tailings that have been mined and processed and are available for reprocessing. As not all tailings inventory will be reprocessed within one year of the date of these consolidated financial statements, a portion of the carrying amount related to the tailings inventory has been classified as a non-current asset in the consolidated balance sheets. The allocation of costs to WO3 Concentrate inventory and tailings inventory is determined based on the relative amounts of recoverable WO3 contained in the concentrate and tailings produced.

Mining assets

(a)	Mineral property, plant and equipment:

Mineral property, plant and equipment are stated at cost, less accumulated depreciation and accumulated impairment losses.

The initial cost of an asset comprises its purchase price or construction cost, any costs directly attributable to bringing the asset into operation, the initial estimate of the rehabilitation obligation and, for qualifying assets, borrowing costs. The capitalization of certain mine construction costs ceases when a mine construction project moves into the production stage. When parts of mineral property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of mineral property, plant and equipment.

The cost of replacing plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the item will flow to the Company and its cost can be measured reliably. The carrying amount of the replaced item is derecognized. The costs of the day-to-day servicing of plant and equipment are expensed.

Accumulated mine development costs and property plant and equipment that are directly related to the production of WO3 Concentrate and that has a useful life that is equal to or in excess of the estimated life-of-mine, are depreciated on a unit-of-production basis over the economically recoverable resources of the mine (“ROM”). The unit of account for the ROM costs are tonnes of ore whereas the unit of account for post-ROM costs are recoverable metric ton units (“MTUs”) of WO3. Rights and concessions are depleted on the unit-of-production basis over the total resources. The unit-of-production rate for the depreciation of mine development costs takes into account expenditures incurred to date.

19

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Other plant and equipment such as mobile mine equipment is generally depreciated on a straight- line basis over their estimated useful lives of three to ten years. Leasehold improvements are amortized over the shorter of either the unexpired period of the lease or the estimated useful lives of the improvements.

(b)	Exploration and evaluation assets

Exploration and evaluation costs relate to the initial search for a mineral deposit, the cost of acquisition of a mineral property interest or exploration rights and the subsequent evaluation to determine the economic potential of the mineral deposit. The exploration and evaluation stage commences when the Company obtains the legal right or license to begin exploration and subsequently exploration and evaluation expenses are capitalized as exploration and evaluation assets. Costs incurred prior to the Company obtaining the legal rights are expensed.

When the exploration and evaluation of a mineral property indicates that development of the mineral property is technically and commercially feasible, the future economic benefits are probable, and the Company has the intention and sufficient resources to complete the development and use or sell the asset, the related costs are first assessed for impairment and then transferred from exploration and evaluation assets to mineral property, plant and equipment.

Management reviews the carrying value of capitalized exploration costs for indicators that the carrying value is impaired in each reporting period. The review is based on the Company’s intentions for further exploration and development of the undeveloped property, results of drilling, commodity prices and other economic and geological factors. Subsequent recovery of the resulting carrying value depends on successful development or sale of the undeveloped project. If a property does not prove viable, all non-recoverable costs associated with the project, net of any previous impairment provisions, are written off.

(c)	Deferred stripping expenditures

Pre-production costs of removing overburden to access ore in open pit mines and developing access headings in underground mines are capitalized as pre-production stripping or development costs respectively and are included within mineral property, plant and equipment.

Advanced stripping costs incurred during the production stage of operations are deferred as part of mining assets and amortized on a unit-of-production basis over the life of the related ore body components. Stripping costs are capitalized only if: (1) it is probable that the future economic benefit associated with the activity will flow to the Company; (2) the Company can estimate the mineral reserve of the ore body for which access has been improved; and (3) the costs relating to the activity associated with that mineral reserve can be measured reliably. Stripping costs are capitalized if the strip ratio in the reporting period exceeds the average life of mine strip ratio based on the ratio of the actual strip ratio for the period relative to the average life of mine strip ratio.

20

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Mine rehabilitation and restoration provisions

The Company records the present value of estimated costs of legal and constructive obligations related to mine rehabilitation and restoration in the period in which the obligation occurs. Mine rehabilitation and restoration activities include: facility decommissioning and dismantling; removal and treatment of waste materials; site and land rehabilitation, including compliance with and monitoring of environmental regulations; and related costs required to perform this work and/or operate equipment designed to reduce or eliminate environmental effects. The provision is adjusted each period for new disturbances, and changes in regulatory requirements, the estimated amount of future cash flows required to discharge the obligation, the timing of such cash flows and the pre-tax discount rate specific to the liability. The unwinding of the discount is recognized in profit or loss as interest expense.

When the provision is initially recognized, the corresponding cost is capitalized by increasing the carrying amount of the related asset, and is amortized to profit or loss on a unit-of-production basis. Changes to estimated future costs are recognized in the consolidated balance sheet by either increasing or decreasing the rehabilitation asset and liability. Any reduction in the rehabilitation liability and therefore any deduction from the rehabilitation asset may not exceed the carrying amount of that asset. If it does, any excess over the carrying value is taken immediately to income.

Other provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation as at the balance sheet date. If the effect of the time value of money is material, provisions are discounted using a current discount rate that reflects the time value of money and the risks specific to the liability.

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company assesses whether the contract involves the use of an identified asset, whether the right to obtain substantially all of the economic benefits from use of the asset during the term of the arrangement exists, and if the Company has the right to direct the use of the asset. At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative standalone prices.

As a lessee, the Company recognizes a right-of-use asset and a lease liability at the commencement date of a lease. The right of-use asset is initially measured at cost, which is comprised of the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any decommissioning and restoration costs, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the lease term, or the end of the useful life of the asset. In addition, the right-of-use asset may be reduced due to impairment losses, if any, and adjusted for certain re-measurements of the lease liability.

21

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

A lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by the interest rate implicit in the lease, or if that rate cannot be readily determined, the incremental borrowing rate. Lease payments included in the measurement of the lease liability are comprised of:

●	fixed payments, including in-substance fixed payments, less any lease incentives receivable;
●	variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;
●	amounts expected to be payable under a residual value guarantee;
●	exercise prices of purchase options if the Company is reasonably certain to exercise that option; and
●	payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, or if there is a change in the estimate or assessment of the expected amount payable under a residual value guarantee, purchase, extension or termination option. Variable lease payments not included in the initial measurement of the lease liability are charged directly to profit or loss.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases are charged directly to profit or loss on a straight-line basis over the lease term.

Financial instruments

(a)	Financial assets

Financial assets are initially recorded at fair value and after initial recognition are either measured at amortized cost or at fair value, as fair value through profit or loss (“FVTPL”) or at fair value through other comprehensive income (“FVOCI”) as either certain debt instruments or certain equity instruments. Financial assets classified as FVTPL are measured at fair value with unrealized gains and losses recognized through operations.

Financial assets are classified and subsequently measured at amortized cost based on meeting the following criteria of (i) hold to collect business model test – the asset being held within a business model whose objective is to hold the financial asset in order to collect contractual cash flows and

(ii) solely payments of principal and interest (“SPPI”) contractual cash flow characteristics test – the contractual terms of the financial asset give rise to cash flow that are SPPI on the principal amount outstanding on a specified date.

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

(b)	Financial liabilities

All financial liabilities are initially recorded at fair value and designated upon inception as either at amortized cost or at FVTPL. Financial liabilities are measured at amortized cost unless either the financial liability is held for trading and is therefore measured at FVTPL, or the Company elects to measure the financial liability at FVTPL.

22

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

(c)	Classification

The Company has classified financial assets and liabilities as follows:

Asset/Liability	Category/Measurement

Cash	Amortized cost
Trade receivables	Amortized cost
Trade receivables related to provisional pricing	FVTPL
Recoverable taxes receivable	Amortized cost
Prepaid expenses and other current assets	Amortized cost
Amortized cost Accounts payable and accrued liabilities	Amortized cost
Long-term debt	Amortized cost
Derivative liabilities related to long-term debt	FVTPL

(d)	Compound Financial Instruments

The Company evaluates the terms of its financial instruments to determine whether they are compound financial instruments containing a liability and equity component. Such components are classified separately by their nature as either financial liabilities or equity instruments. The initial carrying amounts of the financial liability component of a compound financial instrument is recognized at the fair value of a similar financial liability that does not have an equity component and the residual value is allocated to equity component. Transaction costs related to compound financial instruments are allocated between liability and equity components in proportion to their initial carrying amounts. Liability components are subsequently measured at amortized cost using the effective interest method. Equity components are not re-measured subsequent to initial recognition. On conversion or expiry, the equity component is transferred to share capital or contributed surplus as applicable.

(e)	Derivative financial instruments

From time to time, the Company holds derivative financial instruments to mitigate risks related to changes in commodity prices or to change the interest rates of its loans and borrowings. Embedded derivatives are separated from the host contract and accounted for separately if certain criteria are met.

Derivatives are initially recognized at their fair value and the attributable transaction costs are recognized in profit or loss when incurred. After initial recognition, derivatives are measured at fair value and their changes are recorded in profit or loss.

(f)	Embedded derivatives

Derivatives may be embedded in other financial instruments (the “host instrument”). Embedded derivatives are treated as separate derivatives when their economic characteristics and risks are not clearly and closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the combined contract is not held for trading or designated at fair value. These embedded derivatives are measured at fair value with subsequent changes recognized in gains or losses on derivative instruments in the statement of operations and comprehensive loss.

23

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Impairment of assets

(a)	Financial assets

The Company recognizes an allowance for expected credit losses (“ECLs”) for financial instruments not held at fair value through profit or loss. Expected losses are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Company expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (a “12-month ECL”). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (a “lifetime ECL”).

For trade receivables (not subject to provisional pricing) and other receivables due in less than 12 months, the Company applies the simplified approach in calculating expected credit losses, as permitted by IFRS 9 Financial Instruments. Therefore, the Company does not track changes in credit risk, but instead, recognizes a loss allowance based on the financial asset’s lifetime expected credit loss at each reporting date.

The Company considers a financial asset in default when contractual payments are 90 days past due. However, in certain cases, the Company may also consider a financial asset to be in default when internal or external information indicates that the Company is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Company. A financial asset is written off when there is no reasonable expectation of recovering the contractual cash flows and usually occurs when past due for more than one year and not subject to enforcement activity.

At each reporting date, the Company assesses whether financial assets carried at amortized cost are credit-impaired. A financial asset is credit-impaired when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

(b)	Non-financial assets

At each reporting date, the Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). For purposes of impairment testing, assets are grouped at the lowest levels that generate cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”).

24

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value less costs to sell is the amount obtainable from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties, less the costs of disposal.

If the recoverable amount of an asset (or cash-generating unit (“CGU”)) is estimated to be less than its carrying amount, the carrying amount of the asset (or CGU) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment charge is reversed through profit or loss only to the extent that the asset or cash generating unit’s carrying amount does not exceed the carrying amount that would have been determined, net of any applicable depreciation, if no impairment loss had been recognized.

Share capital

Common shares are classified as shareholders’ equity. Incremental costs directly attributable to the issuance of common shares are recognized as a deduction from equity. Common shares issued for consideration other than cash, are valued based on their market value at the date the shares are issued.

The Company uses the “fixed for fixed” criteria per International Accounting Standard (“IAS”) 32 Financial Instruments: Presentation with respect to the measurement of shares and warrants issued as private placement units (“Units”). Units issued that pass the “fixed for “fixed” criteria are accounted for as an equity instrument using relative value and those that do not are accounted for as a derivative financial liability per IAS 32.

The Company issues Chess Depository Interests (“CDIs”) on the ASX. Each CDI represents a unit of beneficial interest which can be exchanged for one common share of the Company any time.

The common shares and the Company’s Common Share purchase warrants, incentive stock options, RSUs and CDIs are classified as equity instruments.

Revenue recognition

The Company is principally engaged in the business of producing WO3 Concentrate.

Revenue from contracts with customers is recognized when control of the goods or services is transferred to the customer at an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

The Company has concluded that it is the principal in its revenue contracts because it typically controls the goods or services before transferring them to the customer.

For most WO3 Concentrate sales, the enforceable contract is a long-term supply agreement. For the remaining W03 Concentrate sales, the enforceable contract is each purchase order, which is an individual, short-term contract.

25

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Revenue from the sale of WO3 Concentrate is recognized when control has been transferred to the purchaser. The significant risks and rewards of ownership are deemed to be transferred to the purchaser generally when product is physically transferred onto a third-party vessel, train, ship or other delivery mechanism, depending on the mode of transport, and the Company has paid all costs of shipping, freight and insurance to the destination specified by the purchaser.

Income taxes

Current income tax assets and liabilities are estimated as the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where Almonty and its subsidiaries operate and generates taxable income. Current income tax is recognized in profit or loss except for income taxes relating to items recognized directly in other comprehensive income or equity, in which case the related current tax is also recognized in other comprehensive income or equity. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions, where appropriate.

Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred income tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the tax laws that have been enacted or substantively enacted by the reporting date. Deferred income tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity. Deferred income tax is not recognized for the initial recognition of assets or liabilities in a transaction that is not a business combination and that effects neither accounting nor taxable income or loss, differences related to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future and taxable differences arising from the initial recognition of goodwill.

A deferred income tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred income tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Income (loss) per share

Income (loss) per share is based on the weighted average number of common shares outstanding for the period.

Diluted income (loss) per common share is calculated by adjusting the weighted average number of common shares outstanding for the effect of conversion of all potentially dilutive common share equivalents, such as stock options and warrants, and assumes that the receipt of proceeds upon exercise of the options are used to repurchase common shares at the average market price during the period. The net effect of the common shares issued less the common shares assumed to be repurchased is added to the basic weighted average common shares outstanding. For convertible instruments, the common shares to be included in the diluted per common share calculation assumes that the instrument is converted at the beginning of the period (or the issue date if later). The profit or loss attributable to common shareholders is adjusted to eliminate related interest costs recognized in profit or loss for the period.

26

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

In a period when the Company reports a loss, the effect of potential issuances of common shares under options and warrants outstanding would be anti-dilutive and, therefore basic and diluted loss and comprehensive per common share are the same.

Employee Benefits

Short-term employee benefit obligations are recognized as personnel expenses as the corresponding service is provided. Liabilities are recognized at the amount that is expected to be paid if the Company has a present legal or constructive obligation to pay that amount based on past services rendered by the employee, and the obligation can be estimated reliably.

Share-based payment transactions

Employees, directors and service providers of the Company may receive a portion of their compensation in the form of share-based payments.

Share-based payments to non-employees are recognized based on the fair value of the services received. If the fair value of the goods or services received cannot be reliably estimated, share-based payments are measured based on the fair value of the equity instruments. Share-based payments to employees are recognized based on the fair value of the equity instruments issued.

The cost of share-based payments is measured by reference to the fair value of the equity instrument at the date on which they are granted and are recognized, together with a corresponding increase in contributed surplus, over the period in which the performance and/or service conditions are fulfilled which typically is the date on which the relevant employees become fully entitled to the award (vesting period). The cumulative expense recognized reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied provided that all other performance or service conditions are satisfied.

Restricted share unit transactions

Restricted share units (“RSU’s”) entitle certain employees to receive common shares of the Company at the end of the applicable vesting period, which is usually three years in length. The fair value of the RSUs granted is measured based on the market value at the grant date.

Acquisitions, business combinations and goodwill

At the time of acquisition, the Company determines whether what is acquired meets the definition of a business, in which case, the transaction is considered a business combination, and otherwise it is recorded as an asset acquisition.

For an asset acquisition, the fair value of the consideration paid is allocated to the net identifiable assets and liabilities acquired based on their relative fair values at the acquisition date. Acquisition related costs are included in the consideration paid and capitalized. No goodwill is recorded and no deferred tax asset or liability arising from the assets acquired or liabilities assumed are recognized upon the acquisition of the assets.

27

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at the acquisition date fair value, and the amount of any non-controlling interest acquired. The Company measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets which is determined on a transaction-by-transaction basis. Acquisition costs incurred are expensed and included in general and administrative expenses.

Any contingent consideration is recognized at fair value at the acquisition date. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not re-measured and settlement is accounted for within equity. Otherwise, other contingent consideration is re-measured at fair value at each reporting date and changes in the fair value of the contingent consideration are recognized in profit or loss.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognized for non-controlling interest over the fair value of the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net identifiable assets of the subsidiary acquired, the difference is recognized in profit or loss.

4.	Inventories

	December 31, 2024	December 31, 2023
Stores and fuel	5,613	4,841
Ore and in-processore	996	2,455
Finished goods - WO3 concentrate	129	536
Current inventories	6,738	7,832
Tailings	30,982	30,355
Total inventories	37,720	38,187

Changes in inventories and impairment charges and reversal of impairment charges are recognized in mine operating costs. As at December 31, 2024, tailings inventories are classified as long term as these inventories may not be processed within the next year.

28

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

5.	Mining assets

		Mineral Property
		Acquisition and	Exploration and
	Plant and	Development	Evaluation
	Equipment	Costs	Projects	Total
Cost
Balance at December 31, 2022	45,906	133,201	8,123	187,230
Additions	19,761	24,063	77	43,901
Change in restoration provisions	-	(9,836)	-	(9,836)
Asset disposals	(4,745)	-	-	(4,745)
Translation adjustment	(696)	(4,201)	94	(4,803)
Balance at December 31, 2023	60,226	143,227	8,294	211,747
Additions	20,033	22,291	126	42,450
Change in restoration provisions	-	579	-	579
Asset disposals	(2,723)	-	-	(2,723)
Translation adjustment	(1,247)	(4,140)	172	(5,215)
Balance at December 31, 2024	76,289	161,957	8,592	246,838

Accumulated Amortization
Balance at December 31, 2022	12,227	36,292	-	48,519
Amortization	1,396	-	-	1,396
Asset disposals	(3,402)	-	-	(3,402)
Translation adjustment	22	(469)	-	(447)
Balance at December 31, 2023	10,243	35,823	-	46,066
Amortization	1,498	(9)	-	1,489
Asset disposals	(1,649)	-	-	(1,649)
Translation adjustment	98	(1,032)	-	(934)
Balance at December 31, 2024	10,190	34,782	-	44,972

Carrying Value
Balance at December 31, 2023	49,983	107,404	8,294	165,681
Balance at December 31, 2024	66,099	127,175	8,592	201,866

6.	Impairment Loss on Mining Assets

Los Santos mine

No indicators of impairment or reversal of impairment existed as at December 31, 2024 (December 31, 2023 – none).

Sangdong mine

No indicators of impairment or reversal of impairment existed as at December 31, 2024 (December 31, 2023 – none).

29

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

7.	Accounts Payable and Accrued Liabilities

The balance as of December 31, 2024 includes $18,469 (December 31, 2023 - $19,667) of trade accounts payable and $10,677 (December 31, 2023 - $11,802) of accrued liabilities.

8.	Long-Term Debt

		December 31,	December 31,
		2024	2023
Term and other loans - Euro	(a)	24,486	4,323
Term and other loans - US dollar	(b)	8,634	28,634
Promissory Note	(b)	250	250
Convertible debentures	(c)	27,872	32,620
Lease liabilities	(d)	210	117
Mine Construction Facility	(e)	106,876	77,051
		168,328	142,995
Less: Current portion		(21,894)	(34,167)
		146,434	108,828
Fair value of derivative liabilities	(c)	1,121	491
Deferred financing costs		(11,427)	(13,419)
		136,128	95,900

a)	Term and other loans – EURO

The Company’s wholly-owned Spanish subsidiary, Daytal, has Euro-denominated term loan facilities totaling $1,807 (December 31, 2023 - $2,738). The loans are unsecured, have a maturity date of July 2028 (December 31, 2023 – July 2025) and require monthly payments of principal and interest. Of the loans, $60 (December 31, 2023 - $349) have fixed interest rates with a weighted average interest rate as at December 31, 2024 of 1.50% (December 31, 2023 – 4.44%). The remaining $1,747 (December 31, 2023 - $2,388) have floating interest rates, based on varying spreads from Euribor rates. As of December 31, 2024, the weighted average interest rate on these loans was 6.30% (December 31, 2023 – 5.07%).

VRS has a Euro-denominated term loan with a balance of $758 as of December 31, 2024 (December 31, 2023 - $1,150). The loan is unsecured, bears interest at 3.75% (December 31, 2023 - 3.75%), with monthly payments of principal and interest until it matures in July 2025 (December 31, 2023 - in July 2025).

b)	Term and other loans – US dollar

During September 2019, the Company restructured its debt with the UniCredit Bank AG such that the then-existing term and revolving loans, with a total principal amount of approximately US$13,716, was rolled into a new restated term loan with a principal amount of $19,841 (US$15,650). The restated term loan bore interest at the prevailing LIBOR rate plus 1.5% per annum, with interest payable quarterly and with principal repayable at maturity. The maturity date for the restated term loan was October 31, 2021 (extended to March 31, 2024 during the year ended December 31, 2023).

30

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

During April, 2024, the Company refinanced the Unicredit loan with the KfW IPEX-Bank, with a total principal amount of EUR$14,662. This new loan bears interest at the prevailing EURIBOR rate plus 1.9% per annum, with interest payable quarterly and with principal repayable at the maturity date of March 31, 2027.

The Company has issued two US$1,000 secured promissory notes in 2017 to Deutsche Rohstoff AG (“DRAG”), an existing shareholder of the Company, both of which had a maturity date of September 30, 2025 (extended to October 31, 2026 during fiscal 2024). The notes bear interest at 6.0% per annum, with the accrued interest due on the maturity date. The loans are secured by a pledge of the shares of Woulfe. As at December 31, 2024, the outstanding loan balance was $2,878 (US$2,000) (December 31, 2023 - $2,645 (US$2,000)).

During December 2019, the Company received $250 from DRAG pursuant to a promissory loan which bears interest at the rate of 6% per annum which had a maturity date of September 30, 2025 (extended to October 31, 2026 during fiscal 2024).

During January 2020, the Company received $1,320 (US$1,000) from DRAG pursuant to a promissory loan (increased to $3,960 (US$3,000) during fiscal 2022) which bears interest at the rate of 6% per annum and matures during September 2025 (extended to October 31, 2026 during fiscal 2024).

During December 2021, the Company received $1,270 (US$1,000) from DRAG pursuant to a promissory loan which bears interest at the rate of 5% per annum with and which had a maturity date of September 30, 2025 (extended to October 31, 2026 during fiscal 2024).

c)	Convertible Debentures

The following convertible debentures are outstanding as of December 31, 2024:

Changes in the balances of the convertible debentures for the year ended December 31, 2024 and 2023 are summarized as follows:

	December 31, 2024	Decembe 31, 2023
Balance, beginning of year	32,620	33,211
Debentures issued, liability component	-	11,577
Debentures settled for shares	(5,963)	-
Debentures refinanced	-	(8,894)
Debentures repaid, including interest	-	(2,975)
Debentures revalued, warrant liability component	-	(474)
Interest accrued	240	230
Translation adjustment	975	(55)
Balance, end of year	27,872	32,620

31

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

(i)	On December 18, 2018, the Company completed a non-brokered private placement of an unsecured convertible debenture with a principal amount of $2,000, which debenture was acquired by DRAG. The debenture had a maturity date of September 30, 2025 (extended to October 31, 2026 during fiscal 2024) and bears interest at a rate of 6.0% per annum, payable at maturity. The Company may elect to convert the debenture into common shares upon the availability to the Company of full funding for the Sangdong Project at a conversion price equal to the higher of the price per common share in any equity financing completed by the Company after the date of issuance of the debenture and prior to the conversion or the maturity date of the debentures for purposes of financing the Sangdong Project and $0.628. However, the Company may not convert the debenture if at any time the Company’s common shares trade below $0.628 per common share or if such conversion would result in DRAG holding more than 19.9% of the Company’s issued and outstanding common shares.

(ii)	On January 30, 2018, the Company issued a convertible debenture as part of a debt restructuring with a principal amount of $5,963, with a maturity date of October 31, 2024. The debenture was convertible into common shares of Almonty at $0.90 per common share. The debenture bears interest at a rate of 6.0% per annum, compounding quarterly, payable on the earlier of the maturity date or the date of conversion. The debenture was subject to covenants customary for such facilities and the lender had nominated a member of the Board of Directors. During the year ended December 31, 2024, this debenture, plus related accrued interest, was converted into 10,249,605 common shares of the Company.

(iii)	The Company has a $6,000 (December 31, 2022 - $6,000) unsecured convertible debenture outstanding with DRAG, which bears interest at 4.0% per annum, payable at maturity. The debenture (including any accrued and unpaid interest) may be converted by the holder, at its option, into common shares of the Company at an exercise price of $1.45 per share. The maturity date of the loan was September 30, 2024, which was extended to October 31, 2026 during fiscal 2024, with all other terms remaining unchanged.

(iv)	During March 2020, the Company received $2,680 (US$2,000) pursuant to the issuance of a convertible debenture which bears interest at the rate of 7%, is convertible at US$0.50 per common share with a maturity date of October 31, 2025 (extended to October 31, 2026 during the year ended December 31, 2024). As the convertible debenture is denominated in USD, the instrument contains an embedded derivative liability. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. The embedded derivative liability, as at December 31, 2024, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 1.83 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. Accordingly, the Company recognized a loss on valuation of the derivative liability in the amount of $106 for the year ended December 31, 2024.

(v)	During July 2020, the Company completed a non-brokered private placement of a secured convertible bond in the principal amount of $4,592 (EUR3.0 million). This secured convertible bond matured on July 13, 2023, and bore interest at a rate of 10% per annum, payable semi- annually, in cash. (see refinancing details in Note 8(c)(xi)).

32

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

(vi)	During February, 2021, the Company completed a non-brokered private placement of an unsecured convertible bond in the principal amount of $2,288 (EUR1,500). This unsecured convertible bond matured on February 8, 2024, and bore interest at a rate of 10% per annum, payable semi-annually, in cash. (see refinancing details in Note 8(c)(xi)).

(vii)	During June 2021, the Company completed a non-brokered private placement of an unsecured convertible bond in the principal amount of $3,088 (EUR2,100). This unsecured convertible bond matured on March 31, 2023, and bore interest at a rate of 5% per annum, payable semi-annually, in cash. This convertible debenture was repaid during March 2023.

(viii)	During November 2021, the Company completed a non-brokered private placement of four unsecured convertible bonds in the principal amounts of $2,302 (EUR1,600) (see refinancing details in Note 8(c)(xi)), $1,268 (US$1,000), $144 (EUR100), and $190 (US$150), respectively. These unsecured convertible bonds matured on October 31, 2024 (subsequently extended to October 31, 2025 during fiscal 2024), and bear interest at a rate of 5% per annum, payable semi- annually, in cash. The outstanding principal amount of the bonds plus any related unpaid accrued interest is convertible into common shares of the Company at the option of the holder at the fixed conversion price of EUR0.70 per share, US$0.85 per share, $1.05 per share and US$0.83 per share, respectively, for the principal and at the conversion price of the greater of i) EUR0.70 (equivalent to $1.05) and ii) the EURO equivalent of the volume weighted average price of the common shares of the Company on the TSX for the five trading days immediately preceding the date of conversion for related accrued interest. As the convertible debentures are denominated in EURO and USD, the instruments contain embedded derivative liabilities. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. The embedded derivative liability, as at December 31, 2024, was valued using the Black- Scholes Option Pricing Model assuming an expected life of 1.83 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. Accordingly, the Company recognized a loss on valuation of the derivative liabilities in the amount of $31 for the year ended December 31, 2024.

(ix)	During February 2022, the Company received $1,900 (US$1,500) pursuant to the issuance of a convertible debenture which bears interest at the rate of 5% (amended to 7% during fiscal 2024), is convertible at US$0.83 per share (amended to US$0.50 per share during fiscal 2024) and matured October 31, 2024 (extended to October 31, 2026 during fiscal 2024). As the convertible debenture is denominated in USD, the instrument contains an embedded derivative liability. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. The embedded derivative liability, as at December 31, 2024, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 1.83 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. Accordingly, the Company recognized a loss on valuation of the derivative liability in the amount of $30 for the year ended December 31, 2024.

33

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

(x)	During June 2022, the Company received $1,288 (US$1,000) pursuant to the issuance of a convertible debenture which bears interest at the rate of 7%, is convertible at US$0.84 per share and matures June 7, 2025. As the convertible debenture is denominated in USD, the instrument contains an embedded derivative liability. The embedded derivative liability, as at December 31, 2024, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 0.43 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. Accordingly, the Company recognized a gain on valuation of the derivative liability in the amount of $3 for the year ended December 31, 2024.

(xi)	During September 2023, the Company completed the restructuring of three convertible loans with a total principal balance of EUR6,100 (Notes 8(c)(v), 8(c)(vi) and 8(c)(viii), plus one bond with a principal balance of EUR 1,377 (Note 8(a)), with maturity dates ranging between July 2023 and June, 2025, into one new convertible debenture totaling EUR7,900, This new debenture is convertible into common shares of the Company at EUR0.35 per share, bears interest at the rate of 9% per annum (payable quarterly), and maturing September 15, 2025. As this convertible debenture is denominated in EURO, the instrument contains an embedded derivative liability. As a result, the Company allocated $11,180 to the liability component and $477 to the derivative liability on issuance. The embedded derivative liability, on issuance, was valued using the Black- Scholes Option Pricing Model assuming an expected life of 1.85 years, expected dividend yield of 0%, a risk-free interest rate of 4.56% and an expected volatility of 69.51%. The embedded derivative liability, as at December 31, 2024, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 0.71 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. Accordingly, the Company recognized a loss on valuation of the derivative liability in the amount of $476 for the year ended December 31, 2024.

The Company’s term loans and convertible debentures include various positive and negative covenants as well as cross-default clauses which could cause several defaults in the event the Company is in default on any of its loan agreements. As of December 31, 2024, the Company was in compliance with all covenants under its term loans and convertible debentures.

34

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

d)	Lease Liabilities

The capital leases relate to certain equipment and vehicles. The leases carry implied interest rates of between 4.06% and 6.46% (December 31, 2023 – 2.69% and 7.63%).

e)	Mine Construction Loan Facility

During July 2022, the Company completed a US$75.1 million senior secured term loan facility with KfW for the financing and construction of the Sangdong Project and received US$10,640 during July 2024 (Previous years: US$55,780) in conjunction with the seventh and eighth drawdowns on this loan facility. The loan bears interest at the rate of SOFR plus 2.3%, capitalized quarterly, with repayment of principal quarterly over a 6.25-year period commencing six months subsequent to commencement of the mine’s ramp-up period.

Payments are due under the terms of the Company’s loans and leases for each of the following years ending December 31:

2025	22,092
2026	44,979
2027	41,400
2028	18,530
2029	41,528
168,529
Less: Unamortized discount	(176)
Less: Imputed interest on capital lease obligations	(25)
168,328

Debt Continuity

	December 31, 2024	December 31, 2023
Balance, beginning of year	142,995	105,871
Cash flows
Issuance of debt	43,643	54,085
Scheduled debt repayments	(23,608)	(3,735)
Non-cash changes
Refinancing	-	(10,449)
Conversion of debt with shares	(5,963)	-
Accrued interest	326	303
Amount reclassified to warrant liability	-	(474)
Translation adjustment and other	10,935	(2,606)
Balance, end of year	168,328	142,995
Fair value of derivative liability	1,121	491
	169,449	143,486

35

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

9.	Restoration Provision and Other Liabilities

a)	Included in other long-term liabilities are provisions for the future restoration of the Company’s mining properties, in accordance with local requirements, as follows:

Balance at December 31, 2022	38,289
Revisions in estimated cash flows and changes in assumptions	(16,230)
Accretion expense	496
Translation adjustment	266
Balance at December 31, 2023	22,821
Revisions in estimated cash flows and changes in assumptions	579
Accretion expense	495
Translation adjustment	396
Balance at December 31, 2024	24,291

As at December 31, 2024, there is a restoration provision of $20,122 (December 31, 2023 - $20,627) with respect to the Panasqueira Mine, representing management’s estimate of the present value of the rehabilitation costs relating to the mine site which are estimated to total $23,694 and are to be incurred after the mine ceases production subsequent to 2045. BTW has assumed an inflation rate of 2.0% per year in calculating its estimates and a discount rate of 0.35%.

There is a restoration provision of $1,008 (December 31, 2023 - $988) with respect to Daytal’s future obligation to restore and reclaim the mine once it has ceased the processing of tungsten from the Los Santos Mine. The restoration provision represents management’s estimate of the present value of the rehabilitation costs relating to the mine site which are estimated to total $982 and are to be incurred beginning in 2027 after Daytal ceases processing operations. Daytal has used a 5.5% discount rate and assumes an inflation rate of 2% per year in calculating its estimates. The Company has filed, and is awaiting final approval of its mine plan and restoration provision by the relevant authorities in Spain. Banco Popular has posted a bank warranty of $269 (€180) on behalf of Daytal with the Region of Castilla y Leon, Trade and Industry Department as a form of deposit to cover the expected costs of restoring the mining property as required by Daytal’s Environmental Impact Statement that forms a part of its mining and exploitation license on the Los Santos Mine.

There is a restoration provision of $3,161 (December 31, 2023 - $1,205) with respect to the Woulfe properties. The provision was determined based on a levy imposed by the relevant local government authority.

b)	Included in other long-term liabilities is $575 (December 31, 2023 - $436) related to employee benefit obligations in respect of government mandated pension plans in Woulfe’s Korean subsidiary and in BTW.

36

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

10.	Share Capital

Common Shares

		Number of Shares	Amount $
Authorized - Unlimited number of common shares

Issued and outstanding
Outstanding at December 31, 2022		215,980,494	119,383
Shares issued for cash		13,217,321	5,051
Shares issued on conversion of long-term debt		4,643,609	2,917
Shares issued on exercise of warrants		47,244	8
Outstanding at December 31, 2023		233,888,668	127,359
Shares issued for cash		18,389,119	8,320
Shares issued for settlement of debt		2,813,785	1,572
Shares issued for conversion of debt	Note 8(c)(ii)	10,329,251	9,265
Outstanding at December 31, 2024		265,420,823	146,516

During January 2023, the Company issued 2,500,000 CDI’s, for proceeds totaling $1,820 (AUD $2,000), in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one CDI and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of AUD $1.25, expiring December 31, 2024. The warrants were initially valued at $568 and subsequently revalued at December 31, 2024 at $617 (December 31, 2023 - $80).

During March 2023, the Company issued 4,861,111 CDI’s for proceeds totaling $3,185 (AUD $3,500), in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one CDI and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of AUD $1.25, and expired December 31, 2024. The warrants were initially value at $578 and subsequently revalued at December 31, 2024 at $1,201 (December 31, 2023 $156).

During November 2023, the Company received $2,645 in conjunction with the closing of an unbrokered financing through the issuance of 4,777,777 placement units and 1,078,433 placement Chess depository interest units at Cdn$0.45 per placement unit, US$0.33 per placement unit and AUD0.51 per CDI unit. Each placement unit participant will be issued one warrant for every common share issued and one free unlisted option for every one CDI issued, exercisable at Cdn$0.60, US$0.45 and AUD0.69, respectively, with an expiry date of 36 months from the date of closing.

During January 2024, the Company issued 10,329,251 common shares as settlement of a debt of $9,265.

During February 2024, the Company issued 2,583,316 common shares as settlement of a debt of $1,395.

37

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

During March to May 2024, the Company issued 5,354,172 common share units for proceeds totalling $2,945 in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one common share and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of $0.74, expiring two years from the date of issuance. The warrants were valued at $651 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 4.17% - 4.25%; expected volatility – 57.00% - 58.15%; expected life – 2 years; dividend rate – nil.

During March to May 2024, the Company issued 6,451,613 CDI units for proceeds totaling $3,548 in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one CDI and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of AUD $0.84, expiring two years from date of issuance. The warrants were valued at $1,024 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 4.17% - 4.23%; expected volatility – 57.03% - 61.66%; expected life – 2 years; dividend rate – nil.

During December 2024, the Company issued 2,000,000 common share units for proceeds totalling $1,640 in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one common share and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of $1.14, expiring three years from the date of issuance. The warrants were valued at $386 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 2.97%; expected volatility – 53.65%; expected life – 3 years; dividend rate – nil.

During December 2024, the Company issued 4,583,334 CDI units for proceeds totalling $3,677 in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one CDI and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of AUD $1.25, expiring three years from the date of issuance. The warrants were valued at $1,140 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 2.90%; expected volatility – 53.38%; expected life – 3 years; dividend rate – nil.

During December 2024, the Company issued 230,469 common shares as settlement of a debt of $177.

38

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Warrants

As at December 31, 2024, the outstanding warrants, all of which are exercisable, are summarized as follows:

Number of Warrants
Warrants outstanding at December 31, 2022	3,257,137
Warrants issued	13,217,321
Warrants exercised	(47,244)
Warrants outstanding at December 31, 2023	16,427,214
Warrants issued	18,389,119
Warrants expired	(8,075,396)
Warrants outstanding at December 31, 2024	26,740,937

		Weighted Average	Weighted
	Number	Remaining Contractual	Average Exercise
Exercise Prices	Outstanding	Life	Price
$0.45 - $0.69	5,856,210	1.83	$0.56
$0.70 - $0.99	12,505,785	1.24	$0.75
$1.00 - $1.21	8,378,942	2.44	$1.12
	26,740,937	1.75	$0.82

Incentive Stock Options

Under Almonty’s stock option plan, the Company can grant options to directors, officers, employees and consultants for up to 10% of the issued and outstanding common shares of the Company. Under the plan, the exercise price of an option may not be less than the closing market price during the trading day immediately preceding the date of the grant of the option, less any applicable discount allowed by the TSX. Options can be granted for a maximum term of ten years and vest at the discretion of the Company’s Board of Directors. The existing plan was re-approved by Almonty’s shareholders at its Annual and Special Meeting of Shareholders held on June 30, 2022.

As of December 31, 2024, the outstanding options, all of which are exercisable, are summarized as follows:

Number of Share Options
Options outstanding at December 31, 2022	14,775,000
Options granted	2,600,000
Options expired	(300,000)
Options outstanding at December 31, 2023	17,075,000
Options granted	5,705,000
Options forfeited	(1,000,000)
Options outstanding at December 31, 2024	21,780,000

39

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

		Weighted Average	Weighted Average
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life	Exercise Price
$ 0.33 - $0.59	5,825,000	3.65	$0.47
$ 0.60 - $0.79	5,980,000	4.04	$0.66
$ 0.80 - $ 1.23	9,975,000	2.45	$0.87
	21,780,000	3.21	$0.71

During November 2023, the Company granted 2,600,000 share options to directors, officers, employees and consultants of the Company pursuant to the Company’s stock option plan. The options vested immediately and are exercisable for a period of five years from the grant date at $0.52 per common share. The grant resulted in the recording of share-based compensation expense of $774. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.81%, volatility of 64.34% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During January 2024, the Company granted 1,000,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.56 per common share. The grant resulted in the recording of share-based compensation expense of $312. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.32%, volatility of 62.99% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During May 2024, the Company granted 1,275,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.56 per common share. The grant resulted in the recording of share-based compensation expense of $312. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.32%, volatility of 62.99% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During July 2024, the Company granted 3,030,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.66 per common share. The grant resulting in the recording of share-based compensation expense of $1,104. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.49%, volatility of 61.75% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During August 2024, the Company granted 200,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.685 per common share. The grant resulting in the recording of share-based compensation expense of $86. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 2.98%, volatility of 61.38% based on historical volatility, expected life of 5 years, and no expected dividend yield.

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Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

During November 2024, the Company granted 200,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.81 per common share. The grant resulting in the recording of share-based compensation expense of $98. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.10%, volatility of 61.51% based on historical volatility, expected life of 5 years, and no expected dividend yield.

Restricted Share Units

RSUs granted under the Company’s RSU Plan to employees vest in thirds at the end of each year from the date of grant and are convertible into shares on a 1:1 basis. RSU’s issued were valued based on the value of the underlying shares at the date of issuance.

Transactions related to RSUs are summarized as follows:

Number of RSUs
Units, December 31, 2022	1,300,000
Units granted	450,000
Units outstanding at December 31, 2023	1,750,000
Units granted	2,100,000
Units outstanding at December 31, 2024	3,850,000

During November 2023, the Company granted 450,000 RSU’s to directors of the Company pursuant to the Company’s RSU plan. The value of the RSU’s granted was based on the value of the underlying shares at the date of issuance. The grant resulted in the recording of share-based compensation expense of $133 for the year ended December 31, 2024.

During July 2024, the Company granted 2,100,000 RSU’s to directors of the Company pursuant to the Company’s RSU plan. The value of the RSU’s granted was based on the value of the underlying shares at the date of issuance. The grant resulted in the recording of share-based compensation of $415 during the year ended December 31, 2024.

41

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

11.	Income Taxes

The major components of income tax expense for the year ended December 31, 2024 and 2023 are:

	2024	2023
Tax expense applicable to:
Current	133	67
Deferred	239	-
Income tax expense	372	67

A reconciliation between income tax recovery and the product of accounting loss multiplied by the Company’s domestic tax rates for the year ended December 31, 2024 and 2023 are as follows:

	2024	2023
Loss before income taxes	(15,926)	(8,770)
Combined federal and provincial income tax rates	27%	27%
Expected income tax recovery at statutory rates	(4,300)	(2,368)
Permanent differences and other	3,008	764
Changes in temporary differences not recognized	976	733
Foreign tax rate differential	688	938
Income tax expense	372	67

The enacted or substantively enacted tax rates for the Company are 27% in Canada (2023 – 27%), 20% in Spain (2023 – 21%), 22% in Portugal (2023 – 22%) and 21% in Korea (2023 – 22%). The rates applied in the tax provision are based on where the Company’s principal subsidiaries operate.

Recognized deferred income tax assets and liabilities relate to the following:

	2024	2023
Non-capital losses (Portugal)	2,204	2,384
Other assets (Portugal)	160	167
Other (Spain)	(14)	(14)
	2,350	2,537
Opening balance	2,537	2,501
Tax expense during period recognized in net income after tax	(239)	-
Impact of change in currency exchange rates	52	36
Closing balance	2,350	2,537

42

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Deferred tax assets for the following temporary differences have not been recognized in the consolidated financial statements:

	2024	2023
Inventory	2,225	2,180
Restoration provision	11,797	8,507
Capital losses	36,633	36,633
Non-capital losses	129,189	109,026
Other	1,614	1,534
	181,458	157,880

Based on the Company’s estimates for future taxable income and available taxable temporary differences, the Company concluded that it is not probable that all of the benefits of the above unrecognized temporary differences will be realized. Accordingly, the related deferred tax assets have not been recognized.

The Company has the following non-capital tax losses that expire in the years indicated:

	Canada	Spain	Portugal	Korea
	CAD	EUR	EUR	CAD
2025	2,092	-	-	-
2026	3,625	-	-	-
2027	2,260	-	-	-
2028	1,974	-	-	39
2029	-	286	-	24
2030	16	-	-	1,790
2031	473	-	-	1,772
2032 or later	57,974	18,341	7,384	29,344
Non-Capital losses in local currency	68,413	18,627	7,384	32,969
Non-Capital losses in CAD	68,413	27,806	11,023	32,969
Total Non-Capital losses in CAD				140,211

12.	Employee Compensation

The Company incurred costs of $25,354 with respect to the costs of employee compensation and benefits for the year ended December 31, 2024 (year ended December 31, 2023 - $15,963).

43

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

13.	Segment Information

The Company’s operations are segmented on a regional basis and are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker who is responsible for allocating resources and assessing performance of the operating segments has been defined as the Chief Executive Officer.

Management monitors the business of the Company as a single commodity segment, whose operations relate to the exploration and mining of tungsten across three geographical locations; the Iberian Peninsula (Spain and Portugal), Australia (2018), and the Republic of Korea.

For management reporting purposes, the Company is organized into business units based on its products and activities, and has four reportable operating segments, as follows:

●	The Los Santos Mine located in Spain whose operations relate to the exploration and mining of tungsten that is ultimately sold as tungsten concentrate;
●	The Panasqueira Mine located in Covilha Castelo Branco, Portugal whose operations relate to the exploration and mining of tungsten which is ultimately sold as tungsten concentrate, as well as the production of copper and tin concentrate by-products that are sold as concentrate;
●	The Valtreixal Project located in Spain whose operations relate to the exploration and evaluation activities of the Valtreixal tin/tungsten project; and
●	Woulfe, whose properties are located in Gangwon Province, Republic of Korea, and whose operations relate primarily to the development of the Sangdong Project.

The Company monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on income (losses) from mining operations and is measured consistently with income (losses) from mining operations in the consolidated financial statements.

The accounting policies used by the Company in reporting segments internally are the same as those contained in Note 3.

44

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Segmented information for the year ended December 31, 2024 and 2023 is as follows:

Year ended December, 31, 2024	Los Santos	Valtreixal	Woulfe	Panasquiera	Corporate	Consolidated
Revenue	-	-	26	28,810	-	28,836
Production costs	-	-	-	24,679	-	24,679
Care and maintenance costs	1,067	-	-	-	-	1,067
Depreciation and amortization	21	-	-	1,099	-	1,120
(Loss) earnings from mining operations	(1,088)	-	26	3,032	-	1,970

Expenses
General and administrative	927	22	14	2,060	3,130	6,153
Share-based compensation	-	-	-	-	2,734	2,734
Interest expense	88	8	-	-	4,472	4,568
Loss on valuation of embedded derivative liabilities	-	-	-	-	630	630
Loss on valuation of warrant liabilities	-	-	-	-	2,032	2,032
Foreign exchange (gain) loss	(27)	9	(756)	(195)	2,748	1,779
(Loss) income before income taxes	(2,076)	(39)	768	1,167	(15,746)	(15,926)

Capital expenditures	-	126	44,033	1,572	-	45,731

As at December 31, 2024
Assets
Current	1,101	117	6,111	7,976	5,271	20,576
Non-current	31,397	8,592	168,942	26,842	-	235,773
Total Assets	32,498	8,710	175,052	34,818	5,271	256,349
Total Liabilities	3,845	1,728	107,209	26,799	77,695	217,276

As at December 31, 2023
Assets
Current	1,171	47	24,888	9,655	479	36,240
Non-current	30,782	8,294	131,577	28,441	-	199,094
Total Assets	31,953	8,341	156,466	38,096	479	235,334
Total Liabilities	4,992	2,086	74,610	27,800	77,338	186,826

45

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Year ended December, 31, 2023	Los Santos	Valtreixal	Woulfe	Panasquiera	Corporate	Consolidated
Revenue	-	-	-	22,510	-	22,510
Production costs	-	-	-	19,328	-	19,328
Care and maintenance costs	1,022	-	-	-	-	1,022
Depreciation and amortization	19	-	-	1,058	-	1,077
Earnings (loss) from mining operations	(1,041)	-	-	2,124	-	1,083

Expenses
General and administrative	672	6	(8)	2,183	2,963	5,816
Share-based compensation	-	-	-	-	1,141	1,141
Interest expense	179	-	-	-	4,126	4,305
Financing fees	-	-	-	-	739	739
Gain on valuation of embedded derivative liabilities	-	-	-	-	(432)	(432)
Gain on valuation of warrant liabilities	-	-	-	-	(1,227)	(1,227)
Foreign exchange loss (gain)	(10)	4	(425)	609	(667)	(489)
Income (loss) before income taxes	(1,882)	(10)	433	(668)	(6,643)	(8,770)

Capital expenditures	8	77	36,965	2,069	-	39,119

Information by geographical region is as follows:

	Revenue		Non-current Assets
	Year ended December 31,	Year ended December 31,	December 31,	December 31,
Country	2024	2023	2024	2023
Portugal	28,810	22,510	27,359	28,441
Spain	-	-	39,989	39,076
South Korea	26	-	168,942	131,577
Total	28,836	22,510	236,290	199,094

14.	Financial Instruments, and Financial Risk Management Objectives and Policies

Fair Value Hierarchical Levels

Fair value hierarchical levels are directly determined by the amount of subjectivity associated with the valuation inputs of these assets and liabilities, and are as follows:

Level 1 -	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 -

Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

46

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Level 3 -

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to determining the estimate.

The carrying value of cash, trade receivables and accounts payable and accrued liabilities approximates their fair value due to their short terms to maturity. The accounts receivable associated with provisional pricing arrangements are a level 2 fair value estimate and are valued based upon observable WO3 forward prices as of the reporting date. The fair value of long-term debt is a level 2 fair value estimate and is not materially different from the carrying value based on current market rates of interest, or interest rates set at relatively short time intervals.

Financial Risk Management Objectives and Policies

The Company’s principal financial instruments comprise cash deposits and long-term debt.

The main purpose of these instruments is to provide cash flow funding for the operations of Almonty and its subsidiaries. The Company has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from operations.

The main risks arising from the Company’s financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk.

Interest rate risk

The Company’s exposure to the risk of changes in market interest rates relates to cash at banks and long-term debt with a floating interest rate. Of the long-term debt, $130,986 is subject to floating interest rates and $37,608 is subject to fixed interest rates. A portion of the floating rate debt totaling $24,110 is subject to a fixed spread over the 6- and 12-month Euro Interbank Offered Rate (“Euribor”) rates. A change of 100 basis points (1%) in the rates would result in a $241 change in annual interest costs. The remaining floating rate debt of $106,876 is based on a fixed spread over the 3-month SOFR rate. A change of 100 basis point (1.0%) in the 3-month SOFR rate would result in a $1,069 change in annual interest costs.

Foreign currency risk

Daytal and BTW, operate in Spain and Portugal, respectively, both of which use Euros (€) as their functional currency. Their output is a commodity that is primarily priced in United States dollars which is different than the functional currency of the Company and its subsidiaries, and the Company and its subsidiaries may also incur costs or obtain indebtedness in a currency that is different from their functional currency. Almonty’s functional currency is the Canadian dollars but it advances funds to subsidiaries in the functional currency of the subsidiary to which funds are advanced. As such, the Company’s consolidated balance sheet and profit or loss can be significantly affected by movements in various currencies (CAD$, US$, € and KRW).

The Company’s Canadian dollar functional currency businesses have the following financial instruments denominated in foreign currencies:

47

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

	Currency	Carrying Value ($)
Cash and cash equivalents	US $	48
Accounts payable and accrued liabilities	US $	8,149
Accounts payable and accrued liabilities	AUS $	378
Accounts payable and accrued liabilities	KRW	7,770
Long-term debt	US $	123,637
Long-term debt	EURO €	33,898

A 5% change in the value of the CAD$ relative to the above currencies would change net income for the year ended December 31, 2024 by approximately $8,674.

The Company’s Euro functional currency businesses have the following financial instruments denominated in foreign currencies:

	Currency	Carrying Value ($)
Cash and cash equivalents	US$	330
Trade receivables	US$	522

A 5% change in the value of the Euro relative to the above currencies would change net income for the year ended December, 2024 by approximately $43.

The Company’s Korean Won functional currency businesses have the following financial instruments denominated in foreign currencies:

		Currency	Carrying Value ($)
Accounts payable and accrued liabilities	US$		1,849
Long-term debt	US$		106,876

A 5% change in the value of the Korean Won relative to the above currencies would change net income for the year ended December 31, 2024 by approximately $5,436.

Credit risk

The Company deposits surplus cash with major banks of high-quality credit standing, in interest bearing accounts that earn interest at floating rates. Trade receivables represent amounts receivable related to delivery of concentrate that have not been settled and are with the Company’s customers, all of whom have good credit ratings and the Company has not experienced any credit issues with any of its customers. Other assets are deposits. The carrying value of the cash and cash equivalents, trade receivables and deposits totals $11,129 and represents the Company’s maximum exposure to credit risk.

48

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

Liquidity risk

The Company’s objective is to use cash and cash equivalents, finance leases, and third party short and long-term loans (see Note 8 for debt maturities) and equity in order to maintain liquidity. The Company’s policy is to maximize liquidity in order to enable the continued development of the mines and operations of the plants and to enable the development of its projects. All financial liabilities with a contractual term of 12 months or less are classified as current. The Company is currently pursuing debt and equity financing opportunities to increase its liquidity. In addition to the items presented below, the Company has a mine reclamation liability of $23,625 payable at the end of mining activities. Contractual undiscounted cash flow requirement for financial liabilities as at December 31, 2024 are as follows:

	Less than 1 year	1-2 years	3-4 years	After 5 years	Total
Accounts payable and accrued liabilities	29,146	-	-	-	29,146
Term and other loans - Euro	591	23,659	501	-	24,751
Term and other loans - US dollar	-	8,883	-	-	8,883
Convertible debentures	13,597	14,475	-	-	28,072
Lease liabilities	52	113	45	-	210
Mine Construction Facility	7,852	39,513	34,734	24,777	106,876

15.	Capital Management

The primary objective of the Company’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value. The Company manages its capital structure (composed of shareholders’ equity and net debt) and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, Almonty may initiate dividend payments to shareholders, return capital to shareholders, repurchase issued shares or issue new shares. Almonty is not exposed to any externally imposed capital requirements.

16.	Commitments and Contingent Liabilities

Daytal owns the Los Santos Mine, near the town of Los Santos, Salamanca in western Spain. Daytal rents the land where the Los Santos Mine is located from local property owners and municipalities. The leases range from 10 to 25 years and have expiry dates in 2032. On all leases greater than 10 years, Daytal has the right to terminate the leases under certain circumstances without penalty. Annual lease commitments total approximately $393 payable throughout the year on the anniversary dates of the individual leases.

The mining license for the Los Santos Mine was granted in September 2002 for a period of 30 years and is extendable for 90 years. Daytal pays minimal land taxes and there are no other royalty payments associated with the license. The Company files applications in the ordinary course to renew the permits associated with its mining license that it deems necessary and/or advisable for the continued operation of its business. Certain of the Company’s permits to operate that are associated with the mining license are currently under application for renewal.

49

Almonty Industries Inc.

Notes to the Consolidated Financial Statements

Years Ended December 31, 2024 and 2023

(In 000’s of Canadian dollars, unless otherwise noted)

The Company’s operations are subject to other claims and lawsuits from time to time, including any claims related to suppliers, employees or other parties. However, these are not expected to result in a material impact on the financial statements.

17.	Related Party Transactions

For the year ended December 31, 2024, the Company paid or accrued compensation to key management personnel, which includes the Company’s Chief Executive Office, Chief Financial Officer and members of the Company’s Board of Directors totaling $1,354 (2023 - $1,318).

The Company has long-term debt owing to DRAG, a company that is an existing shareholder of Almonty, and whose former CEO is a member of the Board of Directors of the Company. In addition to the transactions disclosed in notes 8(b) and 8(c), interest of $856 was accrued on the DRAG loans during the year ended December 31, 2024 (2023 - $820). As of December 31, 2024, there is $5,139 (December 31, 2023 - $4,283) of unpaid interest on these loans included in accounts payable and accrued liabilities.

18.	Subsequent Events

Subsequent to December 31, 2024, the Company entered into the following transactions:

a)	Issued 1,852,000 common share units and 10,833,333 CDI units for proceeds totaling $10,847.

b)	Issued 75,000 common shares in conjunction with the exercise of stock options for proceeds totaling $34.

c)	Issued 1,717,975 CDIs in conjunction with the exercise of CDI Options for proceeds totaling $1,660.

d)	Received $1,299 (US$906) in conjunction with the ninth drawdown on the KfW IPEX- Bank loan facility (Note 8(e)).

e)	Issued 100,000 common shares of the Company for settlement of debt.

f)	Granted stock options enabling the holders to acquire up to 1,122,000 common shares with exercise prices ranging from $1.195 to $1.915 per share, expiring five years from issuance.

50